      As filed with the Securities and Exchange Commission on May 12, 2000
                                               Registration No.:  333-2524

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ___________

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  ___________

                                FNB CORPORATION
                                ---------------
             (Exact name of Registrant as specified in its charter)


           Virginia                                   54-1791618
           --------                                   ----------
   (State of Incorporation                    (IRS Employer Identification No.)
       or Organization)


   Christiansburg, Virginia
   ------------------------
                                                         24068
                                                         -----
(Address of Principal Executive Offices)              (Zip Code)

                   FNB CORPORATION 2000 INCENTIVE STOCK PLAN
                            (Full name of the Plan)
                                  ___________


    J. Daniel Hardy, Jr.                 Copy to:     Wallace M. Starke, Esq.
President and Chief Executive Officer               Fred W. Palmore, III, Esq.
      FNB Corporation                                Mays & Valentine, L.L.P.
      105 Arbor Drive                                   1111 East Main St.
   Christiansburg, Virginia 24068                     Bank of America Center
    Telephone: (540) 382-4951                        Richmond, Virginia 23219
  ---------------------------                        Telephone: (804) 697-1396
(Name and Address of Agent for Service Process)     --------------------------

Approximate date of proposed commencement of sales pursuant to the Plan: Upon effectiveness of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE

                                            Proposed           Proposed
                                             Maximum           Maximum
   Title of Securities     Amount to be  Offering Price       Aggregate          Amount of
    to be Registered        Registered    Per Share (1)   Offering Price (1)  Registration Fee
-------------------------  ------------  ---------------  ------------------  ----------------

     Common Stock
    $5.00 par value         400,000          $17.00          $6,800,000          $1,795.20

--------------------------------------------------------------------------------
          (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $17.00 per share. The proposed maximum offering price per share of $17.00 was calculated based on the average of the bid and asked prices of the shares of the Registrant as reported on the NASDAQ National Market System on May 9, 2000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     FNB Corporation (the "Company") will furnish shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's shareholders generally, also will be furnished to all persons eligible to participate in the Plan.

     The Company hereby incorporates herein by reference the following documents filed by the Company with the Commission:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31,1999, filed pursuant to Section 13 of the Securities Exchange Act of 1934;

     (b) Quarterly Report on Form 10-Q for the Quarter ended March 31, 2000 filed pursuant to Section 13 of the Securities Exchange Act of 1934; and

     (c) The description of the Company's Common Stock contained in the "Description of Capital Stock" in the Company's Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4, Registration No. 333-2524, with the Securities and Exchange Commission on May 3, 1996 is hereby incorporated by reference.

     All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the Company's Common Stock offered hereby has been sold or which deregisters such Company Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Article VI of the Registrant's Articles of Incorporation mandates indemnification of the Registrant's directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) as in effect from time to time. As of the date hereof, the Virginia Act permits a corporation, to the extent authorized by its articles of incorporation, to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation so long as they have not engaged in willful misconduct or a knowing violation of the criminal law, and accordingly the Registrant is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

     In addition, Article VI of the Registrant's Articles of Incorporation limits the liability of the Registrant's directors and officers to the full extent permitted by the Virginia Act. As of the date hereof, the Virginia Act places a limit on the liability of a director or officer in derivative and shareholder proceedings equal to the lesser of: (i) the monetary amount, including the elimination of liability, specified in the corporation's articles of incorporation or a shareholder-approved by-law; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the officer or director. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The effect of the Registrant's Articles of Incorporation, together with the Virginia Act, is to accordingly limit liability of directors and officers for money damages in shareholder derivative proceedings, so long as the required standard of conduct is met.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         An index of Exhibits appears at page II-5 hereof.

Item 9.  Undertakings.

          (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                   provided, however, that paragraphs (a)(1)(i) and(a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of May, 2000.

                                              FNB CORPORATION
                                              Christiansburg, Virginia


                                              By:   /s/ J. Daniel Hardy, Jr.
                                                    ------------------------
                                                    J. Daniel Hardy, Jr.
                                                    President and
                                                    Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          NAME                              TITLE                     DATE
          ----                              -----                     ----

                             President and Chief Executive Officer
                             (Principal Executive Officer)
 /s/ J. Daniel Hardy, Jr.    and Director                           May 9, 2000
---------------------------
 J. Daniel Hardy, Jr.

                             Chief Financial Officer (Principal
 /s/ Daniel A. Becker        Financial and Accounting Officer)      May 9, 2000
---------------------------
 Daniel A. Becker


 /s/ Kendall O. Clay         Director                               May 9, 2000
 -------------------
 Kendall O. Clay


 /s/ Daniel D. Hamrick       Director                               May 9, 2000
 ---------------------
 Daniel D. Hamrick


 /s/ Joan H. Munford         Director                               May 9, 2000
 -------------------
 Joan H. Munford


 /s/ Douglas Covington       Director                               May 9, 2000
 ---------------------
 Douglas Covington

EXHIBIT INDEX


Exhibit Description                                           Exhibit Number
-------------------------------------------------  -------------------------------------

Articles of Incorporation                          4.1 (Incorporated by reference from
                                                   Registrant's exhibit 3.1 to the
                                                   Annual Report on Form 10-K for the
                                                   year ended December 31, 1996, filed
                                                   March 31, 1997)

Bylaws                                             4.2 (Incorporated by reference from
                                                   Registrant's exhibit 3.2 to the
                                                   Annual Report on Form 10-K for the
                                                   year ended December 31, 1997, filed
                                                   March 27, 1998)

FNB Corporation 2000 Incentive Stock Plan, filed   4.3
 herewith

Opinion of Mays & Valentine, L.L.P. dated May      5
 11, 2000, with respect to the validity of the
 Common Stock, filed herewith

Consent of McLeod & Company, Independent           23.1
 Certified Public Accountants dated May 9, 2000,
 filed herewith.

Consent of Mays & Valentine, L.L.P. dated May      23.2
 11, 2000, contained in their opinion filed as
 Exhibit 5 hereto

